Exhibit 3.19

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WEIDER PUBLICATIONS, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Weider Publications, LLC, a Delaware limited liability company, (the “Company”) is entered into by American Media, Inc. (the “Member”) as of December 22, 2010.

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on November 26, 2002; and

WHEREAS, on January 23, 2003, the prior members of the Company entered into the limited liability company operating agreement of the Company for the purpose of governing the affairs of, and the conduct of the business of the Company (the “Original Agreement”);

WHEREAS, the Member purchased all of the Interests of the prior members of the Company and is the sole member of the Company; and

WHEREAS, the Member desires to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

1. Name.

(a) The name of the limited liability company formed hereby is Weider Publications, LLC (the “LLC”). The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member.

(b) The Member hereby agrees to form the LLC as a limited liability company pursuant to the provisions of the Act and of this Agreement and agrees that the rights, duties and liabilities of the Member shall be as provided in the Act for members except as provided herein.

2. Purpose. The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington 19808, County of New Castle. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington 19808, County of New Castle.

4. Principal Office. The principal office address of the LLC shall be 1000 American Media Way, Boca Raton, FL 33464 or such other place as the Member may determine from time to time.

5. Members. The name and the mailing address of the Member are as set forth in Annex A hereto. The Member is hereby admitted as the sole member of the LLC and agrees to be bound by the terms of this Agreement. The Member shall have an Interest in the LLC and the respective rights, powers, duties and obligations as set forth herein. “Interest” means all of a Member’s rights, title and interests in the LLC, including such member’s right to vote and such Member’s right to allocations, if any, and distributions from the LLC.

6. LLC Interests.

(a) Each limited liability company Interest and its corresponding Unit in the LLC shall be represented by a certificate and shall be a “security” within the meaning of Article 8 of the Uniform Commercial Code and shall be governed by Article 8 of the Uniform Commercial Code. “Units” shall mean the units evidencing such Member’s Interests issued to the Member opposite such Member’s name on the Schedule A hereto, as it may be amended or supplemented from time to time.

(b) To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue non-voting Interests; provided, however, the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

(c) Notwithstanding anything in this Agreement to the contrary, the LLC hereby permits the pledge of its limited liability company Interests and its corresponding Units. The LLC confirms that a pledge of its limited liability company Interests and its corresponding Units can exercise all of the rights of the pledgor and that no consent of the Member or the LLC will be required to permit the pledge (or the pledgee’s assignee) to become a member of the LLC.

7. Management of the Company; Board of Directors.

(a) Subject to the delegation of rights and powers provided for herein, the Board of Directors of the Company (the “Board”) shall have the sole right to manage the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to all of the Directors acting pursuant to this Agreement through the Board and to such agents of the Company as designated by the Board.

(b) The Board shall consist initially of three (3) Directors, elected from time to time in accordance with this Agreement. The number of Directors may be increased or decreased by the vote of the Member from time to time. Each Director shall have one vote with respect to any matters that come before the Board. The Directors, including any replacement Director thereof, shall be elected by the Member from time to time. The Member shall have the right to remove any Director at any time. The members of the Board shall be designated as the “managers” within the meaning of the Delaware Act. The initial Directors shall be David J. Pecker, Christopher Polimeni and David Olson.

(c) In the event a vacancy is created on the Board by reason of the removal, death, disability, resignation or termination (with cause or without cause) of any Director, such vacancy shall be filled by the vote of the Member.

(d) The Company shall reimburse each Director for all necessary and proper costs and expenses (including reasonable and properly documented travel, lodging and meal expenses) incurred in connection with such Director’s attendance and participation at meetings of the Board to the extent not otherwise reimbursed by the Company or any of its Subsidiaries by virtue of the status of such Director as an employee or service provider of the Company or any of its Subsidiaries.

(e) Directors will be elected at any annual or special meeting of the Member (or by written consent in lieu of a meeting of the Member) and will serve until their successors are duly elected and qualified pursuant to the terms of this Agreement or until their earlier death, disability, resignation, termination (with cause or without cause) or other removal.

(f) No Member, by reason of such Member’s status as a Member, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions to be voted on or approved by such Member as specified in this Agreement or as required under the Delaware Act.

8. Delegation of Authority to Officers and Others.

(a) In accordance with § 18-402 and 18-407 of the Act, the Board may appoint individuals to act as agents or officers (each an “Officer” and collectively, the “Officers”) of the LLC with such titles and authority as shall be delegated to such persons by the Board from time to time.

(b) The Board may, from time to time, choose and appoint such officers of the Company having such powers and duties as the Board shall determine, with titles including but not limited to “president”, “chief executive officer”, “chief financial officer”, “chief operating officer”, “vice president”, “secretary”, and “treasurer”. Any number of offices may be held by the same person. The Board may choose not to fill any office for any period of time as it deems advisable. Any officer so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal. Except as otherwise specifically provided in this Agreement, each officer shall owe the same fiduciary duties to the Company and the Member as the officers of a corporation organized under the Delaware General Corporation Law owe to the corporation and its stockholders.

9. Capital Contributions. The Member shall have no obligation to make any capital contributions to the LLC but may make such capital contributions to the LLC as the Member, in its discretion, may deem necessary or advisable in connection with the business of the LLC.

10. Capital Accounts. The LLC shall maintain for the Member a capital account in accordance with this Section 10 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Member’s capital account shall have an initial balance equal to the amount of cash constituting the Member’s initial contribution to the capital of the LLC. The Member’s capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by the Member to the capital of the LLC, plus (b) any profits allocated to the Member’s capital account pursuant to Section 11. The Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the LLC to the Member, plus (b) any losses allocated to the Member’s capital account pursuant to Section 11.

11. Allocation of Profits and Losses. The LLC’s profits and losses shall be allocated 100% to the Member.

12. Distributions.

(a) The Member shall not be entitled to interest on its capital contributions to the LLC or have the right to distributions or the return of any contribution to the capital of the LLC except for distributions in accordance with this Section 12 or upon dissolution of the LLC in accordance with Section 17. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. The LLC shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act or other applicable law.

(b) Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board.

13. Fiscal Year; Tax Matters.

(a) The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Proper and complete records and books of account of the business of the LLC shall be maintained at the LLC’s principal place of business. The Member acknowledges and agrees that the LLC is a domestic entity with a single owner and is to be disregarded as a separate entity for federal income tax purposes as provided in Treasury Regulation Section 7701-3. The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense. The Member shall maintain the records of the LLC for three years following the termination of the LLC.

(c) The Member hereby agrees to take any measures necessary (or, if applicable, refrain from any action) to ensure that the LLC is disregarded as a separate entity for federal income tax purposes as provided in Treasury Regulation Section 7701-3.

14. Assignments and Transfers of Interests. The Member may transfer all or any portion of its interest in the LLC to any person at any time.

15. Admission of Additional Members. One or more additional members may be admitted to the LLC with the consent of the Member. Upon the admission to the LLC of any additional members, the members shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the LLC to be classified as a partnership for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the LLC from a single member LLC to an LLC with two or more members.

16. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the LLC except to the extent provided in the Act.

17. Dissolution.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 17(b), the LLC shall have perpetual existence.

(b) The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there is no Member of the LLC unless the LLC is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

18. Indemnification.

(a) Except as otherwise required by the Delaware Act, neither the Member nor the directors of the Company shall be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member or manager of the Company.

(b) The directors of the Company shall not be liable to the Company or to the Member or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by the manager of the Company in connection with this Agreement or the Company’s business and affairs or for breach of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company, except for any losses, claims, damages or liabilities primarily attributable to the manager’s material breach of this Agreement, willful misconduct, bad faith, recklessness or gross negligence, as finally determined by a court of competent jurisdiction, or as otherwise required by law.

(c) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 17(e) with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(d) In addition to the right to indemnification conferred in Section 17(c), a Covered Person shall also have the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, that, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Section 17 or otherwise.

(e) If a claim under this Section 17 is not paid in full by the Company within 60 days after a written claim therefor has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by (a) the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Section 17 or otherwise shall be on the Company.

(f) The rights provided to Covered Persons pursuant to this Section 17 shall not be exclusive of any other right that any Covered Person may have or hereafter acquire under applicable law, this Agreement, an agreement, a vote of the Member or disinterested directors, or otherwise.

(g) The Company may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

19. Amendments. Any amendments to this Agreement may be made in the sole and absolute discretion of the Member and shall be in writing signed by the Member.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws. The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the day first written above.

MEMBER:

AMERICAN MEDIA, INC.

By:	/s/ Christopher V. Polimeni
Name: Christopher V. Polimeni
Title: Executive Vice President, Chief Financial Officer and Treasurer

Weider Publications, LLC

A&R Limited Liability Company Agreement

Signature Page

ANNEX A

Name and Address of Member	Percentage Interest (%)	Units
American Media, Inc. 1000 American Media Way Boca Raton, FL 33464	100%	10,000

Annex A-1